EXHIBIT 5.1
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                                                               November 20, 2000

e-Auction Global Trading Inc.
220 King Street West, Suite 200
Toronto, Ontario
Canada M5H 1K7

     Re:      e-Auction Global Trading Inc. 1999 Stock Option Plan, as amended,
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              as adopted March 1, 1999, amended March 13, 2000
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Dear Sir or Madam:

         We have acted as counsel to e-Auction Global Trading Inc., a Nevada Corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "S-8") to be filed with the Securities and Exchange Commission relating to the offering of up to 9,000,000 shares of its common stock, par value $0.001 per share (the "Common Stock"), to employees of the Company or any subsidiary of the Company upon the exercise of options which have been, or may from time to time be, granted by the Company under the Company's 1999 Stock Option Plan, as amended, as adopted March 1, 1999, amended March 13, 2000 (the "Plan"), and such additional indeterminate number of shares of Common Stock as may be issued under the anti-dilution provisions of the Plan.

         In rendering the opinions expressed below, we have examined the Articles of Incorporation of the Company, as amended, the By-laws of the Company and minutes of the corporate proceedings of the Company relating to the Plan. In addition, we have examined and relied upon such other matters of law, certificates and examinations of public officials as we have deemed relevant to the rendering of this opinion. We have not examined each option contract in respect of options [WITH RESPECT TO] granted under the Plan. We have, however, examined the form of option contract we are advised is the form of option contract used by it under the Plan. We have also been informed that each option contract between the Company and option holders under the Plan is substantially in the form of the option contract we have examined. In all of our examinations, we have assumed the accuracy of all information furnished to us, the genuineness of all documents, the conformity to originals of all documents submitted to us as certified, conformed, facsimile or photostatic copies thereof, as well as the genuineness of all signatures on all such documents.

         Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

         Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State of New York, the Delaware General Corporation Law and the United States of America.

         Based upon and subject to the foregoing, we are of the opinion that the shares of the Company's Common Stock issued pursuant to the exercise of an option granted under the Plan are, and those to be issued pursuant to the exercise of options granted or to be granted under the Plan will be when issued pursuant to the provisions of the Plan, legally issued, fully paid and non-assessable.

         We consent to the filing of a copy of this opinion as an exhibit to the S-8 with respect to the Plan and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

                                                     Very truly yours,

                                                  /s/PARKER CHAPIN LLP
                                                     PARKER CHAPIN LLP